BMC Stock Holdings Announces 2015 Fourth Quarter and Full Year Results

Atlanta, GA - March 15, 2016 - BMC Stock Holdings, Inc. (Nasdaq: STCK) (“BMC Stock” or the “Company”), a diversified lumber and building materials distributor and solutions provider that sells primarily to new construction and remodeling contractors, today reported its financial results for the fourth quarter and year ended December 31, 2015.

Merger Integration and Organizational Update
On December 1, 2015, Stock Building Supply Holdings, Inc. (“SBS”) completed its merger transaction (the “Merger”) with Building Material Holdings Corporation (“BMC”). Since that date, the Company has been diligently executing its integration plan.

“Our integration process is on target as we have taken decisive actions toward combining two best-in-class teams,” said Peter Alexander, President and Chief Executive Officer of BMC Stock. “We moved quickly to establish a lean organizational structure with talent from both legacy businesses. As a result of our efforts, we secured approximately $10 million of annual cost synergies in the first month after the closing of the Merger and have increased our anticipated annual run-rate of cost synergies to $40 - $50 million by the fourth quarter of 2017.”

Mr. Alexander continued, “We also expect to realize meaningful revenue growth as we roll out our unique capabilities, such as best-in-class millwork manufacturing, Ready-Frame® structural framing products and our eBusiness tools, across the combined branch network. As we look forward in 2016, we are focused on key priorities, including: growing our scale and expanding the products and services we offer in each of our local markets; extending our footprint in existing and new geographies and improving customer service, productivity and operational excellence as our business grows. We are well-positioned to capitalize on expansion opportunities in our industry and drive profitable growth.”

2015 Fourth Quarter and Full Year Results - Basis of Presentation
The Merger was accounted for as a “reverse acquisition” under the acquisition method of accounting, with SBS treated as the legal acquirer and BMC treated as the acquirer for accounting purposes. As such, the Company has accounted for the Merger by using BMC historical information and accounting policies and adding the assets and liabilities of SBS as of the completion date of the Merger at their estimated fair values. The Company’s fourth quarter and full year 2015 results include SBS’s operations from the date of the Merger through December 31, 2015 (the “stub” period), which contributed $103.6 million of net sales. As a result, current year results reported pursuant to U.S. generally accepted accounting principles (“GAAP”) are not comparable to prior periods.

For informational purposes only, the Company has furnished Adjusted financial information for the three months ended December 31, 2015 and 2014. The Adjusted financial information combines the historical results of BMC Stock for the fourth quarter of 2015 and 2014 with the pre-Merger results of SBS for October 1, 2015 through November 30, 2015 and the fourth quarter of 2014, respectively. The Adjusted financial information has not been prepared in accordance with GAAP, and is based upon currently available information and assumptions deemed appropriate by the Company’s management. This Adjusted financial information is not necessarily indicative of what the Company’s results actually would have been had the Merger been completed as of October 1, 2015 or October 1, 2014. In addition, this Adjusted financial information is not indicative of future results or current financial conditions and does not reflect any anticipated synergies, operating efficiencies, cost savings or integration costs that may result from the Merger. All Adjusted financial information should be read in conjunction with separate historical financial statements and accompanying notes filed with the Securities and Exchange Commission (“SEC”). A reconciliation of Adjusted financial measures to GAAP financial measures is provided in the “Reconciliation of GAAP to Non-GAAP Measures” section of the press release.
2015 Fourth Quarter Financial Highlights

•	Net sales increased 63.6% to $510.2 million, compared to the fourth quarter of 2014

•	Adjusted net sales of $727.8 million, up 15.7%, including 9.8% organic volume growth, compared to the fourth quarter of 2014

•
Net loss of $7.4 million, or $(0.16) per diluted share, including Merger-related charges of $19.0 million, compared to net income of $4.0 million, or $0.10 per diluted share in the fourth quarter of 2014

•	Adjusted net income of $11.4 million, or $0.17 per diluted share, compared to Adjusted net income of $8.9 million, or $0.13 per diluted share in the fourth quarter of 2014

•	Adjusted EBITDA of $37.8 million, up 32.7%, compared to $28.5 million in the fourth quarter of 2014

•	Adjusted net debt declined to $437.5 million at December 31, 2015 as compared to Adjusted net debt of $455.5 million at September 30, 2015

Jim Major, Executive Vice President and Chief Financial Officer of BMC Stock, stated “Fourth quarter financial performance continued to demonstrate our profitable growth momentum. Higher relative sales growth in our structural components and millwork, doors and windows product categories, combined with operating expense discipline, and the previously announced acquisitions of VNS Corporation and Robert Bowden, Inc. drove Adjusted EBITDA growth of over 32%, to 5.2% of Adjusted net sales, compared to 4.5% of Adjusted net sales in the fourth quarter of 2014. We also posted a strong quarter of cash flow generation, allowing us to reduce Adjusted net debt by $18.0 million. Following the completion of our Merger, we believe we are uniquely positioned to invest strategically in our business to drive further sales growth and expansion of operating profit.”

Reported GAAP Results
Net sales in the fourth quarter of 2015 increased 63.6% to $510.2 million compared to the fourth quarter of 2014. Net sales were $1.58 billion for the full year 2015, an increase of 20.2%, compared to the prior year.

For the fourth quarter of 2015, BMC Stock reported an operating loss of $13.2 million compared to operating income of $11.7 million in the fourth quarter of 2014, and a net loss of $7.4 million, or $(0.16) per diluted share, compared to net income of $4.0 million, or $0.10 per diluted share in the fourth quarter of 2014. Fourth quarter 2015 results included approximately $19.0 million in Merger-related costs, $10.3 million in inventory step-up charges and $0.1 million in restructuring and other acquisition costs.

For the full year 2015, BMC Stock reported operating income of $12.2 million compared to operating income of $54.1 million for the full year 2014, and a net loss of $4.8 million, or $(0.12) per diluted share, compared to net income of $94.0 million, or $2.39 per diluted share for the full year 2014. Full year 2015 results included approximately $23.0 million in Merger-related costs, $10.3 million in inventory step-up charges and $2.6 million in restructuring and other acquisition costs. Full year 2014 results included a discrete tax benefit of approximately $76.1 million related to the reversal of certain deferred tax valuation allowances.

Non-GAAP Results
Adjusted net sales in the fourth quarter of 2015 increased 15.7% to $727.8 million, compared to Adjusted net sales in the fourth quarter of 2014. We estimate Adjusted net sales increased 10.1% as a result of acquisitions completed in 2015 (excluding the Merger), 9.8% from other volume growth, and decreased 4.2% as a result of commodity deflation.

Fourth quarter 2015 Adjusted gross profit grew 18.7%, to $175.6 million, compared to Adjusted gross profit in the fourth quarter of 2014. Adjusted gross margin as a percentage of Adjusted net sales increased 60 basis points to 24.1%, compared to 23.5% in the fourth quarter of 2014, primarily as a result of an increased sales mix of structural components, millwork, doors and windows and other non-commodity products.

Adjusted net income in the fourth quarter of 2015 was $11.4 million, or $0.17 cents per diluted share, compared to Adjusted net income of $8.9 million, or $0.13 cents per diluted share, in the fourth quarter of 2014. Adjusted EBITDA in the fourth quarter of 2015 was $37.8 million, compared to $28.5 million in the fourth quarter of 2014.

A reconciliation of non-GAAP financial measures to comparable GAAP financial measures is provided in the "Reconciliation of GAAP to Non-GAAP Measures" section of this press release.

Liquidity and Capital Resources
Total liquidity as of December 31, 2015 was approximately $128.4 million, which includes cash and cash equivalents of $1.1 million and $127.3 million of borrowing availability under our asset-backed revolver. Capital expenditures during the fourth quarter of 2015 totaled $13.1 million, primarily to fund purchases of vehicles and equipment to support increased sales volume and replace aged assets, and facility and technology investments to support our operations.  In addition, the Company acquired approximately $1.6 million of assets, consisting primarily of vehicles and equipment, under capital lease arrangements.

Outlook
“We believe positive macro-economic trends related to job and wage growth, builder confidence and consumer sentiment, combined with improving household formation rates and favorable demographics, will continue to support steady-paced new residential housing market growth in 2016,” stated Mr. Alexander. “Strategically, our focus is on further developing our value-added product offerings and technology driven service solutions aimed at enhancing the customer experience and shareholder return. In addition, our integration team is intensely dedicated to maximizing operational and cost saving synergies while identifying and sharing best practices and growth opportunities across the organization.”

Conference Call Information
BMC Stock will host a conference call on Tuesday, March 15, 2016 at 10:00 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. The conference call can be accessed by dialing 877-407-0784 (domestic) or 201-689-8560 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 877-870-5176, or for international callers, 858-384-5517. The passcode for the live call and the replay is 13630886. The telephonic replay will be available until 11:59 p.m. (Eastern Time) on March 22, 2016. The live webcast of the conference call can be accessed on the Company’s investor relations website at ir.bmcstock.com and will be available for approximately 90 days.

Non-GAAP Financial Measures
This press release presents Adjusted net sales, Adjusted gross profit, Adjusted EBITDA, Adjusted net income and Adjusted net debt, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations. For a reconciliation of Adjusted net sales, Adjusted gross profit, Adjusted EBITDA, Adjusted net income and Adjusted net debt to the most comparable GAAP measure and a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors, see the tables included in this document under “Reconciliation of GAAP to Non-GAAP Measures.”

About BMC Stock Holdings
Headquartered in Atlanta, Georgia, BMC Stock is one of the nation's leading providers of diversified building products and services to professional builders and contractors in the residential housing market. The Company's comprehensive portfolio of products and services spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management and an innovative eBusiness platform capable of supporting all of the Company's customers' needs. BMC Stock serves 42 metropolitan areas across 17 states, principally in the fast-growing South and West regions.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this document may include, without limitation, statements regarding sales growth, price changes, earnings performance, strategic direction and the demand for our products. Forward-looking statements are typically identified by words or phrases such as "may," "might," "predict," "future," "seek to," "assume," "goal," "objective," "continue," "will," "could," "should," "would," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "prospects," "guidance," "possible," "predict," "propose," "potential" and "forecast," or the negative of such terms and other words, terms and phrases of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties, many of which are outside BMC Stock's control. BMC Stock cautions readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement, therefore investors and shareholders should not place undue reliance on such statement. Such forward-looking statements include, but are not limited to, statements about the benefits of the recently completed merger with BMC, including future financial and operating results, plans, objectives, expectations and intentions, and other statements that are not historical facts. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: the risk that the BMC business will not be integrated successfully or that such integration will take longer, be more difficult, time-consuming or costly to accomplish than expected; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction may make it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on Merger-related issues; general worldwide economic conditions and related uncertainties; changes in the markets for BMC Stock's business segments; unanticipated downturns in business relationships with customers; competitive pressures on the Company's sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; the effect of changes in governmental regulations; and other factors discussed or referred to in the "Risk Factors" section of BMC Stock's most recent Annual Report on Form 10-K filed with the SEC on March 2, 2015, the Company's Quarterly Report on Form 10-Q filed with the SEC on November 5, 2015, and our subsequent filings with the SEC. All such factors are difficult to predict and are beyond BMC Stock's control. All forward-looking statements attributable to BMC Stock or persons acting on BMC Stock's behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and BMC Stock undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact
BMC Stock Holdings, Inc.
Mark Necaise
(919) 431-1021

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
(in thousands, except per share amounts)
Net sales
Building products	$378,956	$224,507	$1,146,190	$937,048
Construction services	131,206	87,341	430,556	374,450
	510,162	311,848	1,576,746	1,311,498
Cost of sales
Building products	289,765	167,245	864,485	705,812
Construction services	106,603	72,481	350,851	310,612
	396,368	239,726	1,215,336	1,016,424
Gross profit	113,794	72,122	361,410	295,074

Selling, general and administrative expenses	100,043	57,313	306,843	229,316
Depreciation expense	5,445	3,105	15,700	11,492
Amortization expense	2,627	—	3,626	—
Impairment of assets held for sale	(82)	—	—	134
Merger-related costs	18,953	—	22,993	—
	126,986	60,418	349,162	240,942
(Loss) income from operations	(13,192)	11,704	12,248	54,132
Other income (expenses)
Interest expense	(7,054)	(6,895)	(27,552)	(27,090)
Other income, net	(184)	373	784	1,413
(Loss) income before income taxes	(20,430)	5,182	(14,520)	28,455
Income tax (benefit) expense	(12,988)	1,232	(9,689)	(65,577)
Net (loss) income	$(7,442)	$3,950	$(4,831)	$94,032

Weighted average common shares outstanding
Basic	47,883	38,957	41,260	38,828
Diluted	47,883	39,345	41,260	39,291

Net (loss) income per common share
Basic	$(0.16)	$0.10	$(0.12)	$2.42
Diluted	$(0.16)	$0.10	$(0.12)	$2.39

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2015	December 31, 2014
(in thousands, except share and per share amounts)
Assets
Current assets
Cash and cash equivalents	$1,089	$63,262
Restricted assets	—	36,106
Accounts receivables, net of allowances	303,176	126,652
Inventories, net	243,960	104,538
Costs in excess of billings on uncompleted contracts	22,528	7,623
Income taxes receivable	11,390	6,010
Prepaid expenses and other current assets	31,817	13,904
Total current assets	613,960	358,095
Property and equipment, net of accumulated depreciation	295,978	140,435
Deferred financing costs	9,464	8,243
Deferred income taxes	—	70,492
Customer relationship intangible assets, net of accumulated amortization	177,036	—
Other intangible assets, net of accumulated amortization	10,900	—
Goodwill	254,664	1,137
Other long-term assets	14,006	10,110
Total assets	$1,376,008	$588,512
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$135,632	$46,278
Accrued expenses and other liabilities	91,888	40,186
Billings in excess of costs on uncompleted contracts	15,888	7,470
Interest payable	6,882	6,713
Current portion:
Long-term debt and capital lease obligation	10,129	7,546
Insurance deductible reserves	17,888	14,320
Total current liabilities	278,307	122,513
Insurance deductible reserves	37,334	24,337
Long-term debt	405,085	255,288
Long-term portion of capital lease obligation	16,495	7,274
Deferred income taxes	3,021	—
Other long-term liabilities	6,834	22
Total liabilities	747,076	409,434
Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 300.0 million shares and 104.6 million authorized, 65.4 million and 39.5 million shares issued, and 65.3 million and 39.0 million outstanding at December 31, 2015 and December 31, 2014, respectively	654	395
Additional paid-in capital	626,402	174,203
Retained earnings	2,302	7,133
Treasury stock, at cost, less than 0.1 million and 0.5 million shares at December 31, 2015 and December 31, 2014, respectively	(426)	(2,653)
Total stockholders' equity	628,932	179,078
Total liabilities and stockholders' equity	$1,376,008	$588,512

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Year Ended December 31,
(in thousands)	2015	2014
Cash flows from operating activities
Net (loss) income	$(4,831)	$94,032
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation expense	20,963	15,457
Amortization of intangible assets	3,626	—
Amortization of deferred loan costs	2,525	2,277
Amortization of original issue discount	244	257
Amortization of inventory step-up charges	10,285	—
Deferred income taxes	(5,892)	(70,492)
Non-cash stock compensation expense	2,749	3,410
Impairment of assets held for sale	—	134
Gain on sale of property, equipment and real estate	(497)	(804)
Change in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of allowances	(24,061)	(6,299)
Inventories, net	(16,452)	(15,927)
Costs in excess of billings on uncompleted contracts	(4,026)	276
Other current assets	(9,378)	(9,163)
Other long-term assets	1,240	(1,688)
Accounts payable	873	9,666
Accrued expenses and other liabilities	4,377	1,633
Billings in excess of costs on uncompleted contracts	8,360	1,776
Insurance deductible reserves	7,973	6,165
Other long-term liabilities	2,665	22
Net cash provided by operating activities	743	30,732
Cash flows from investing activities
Change in restricted assets	36,106	10,326
Cash acquired in the Merger	6,342	—
Purchases of businesses, net of cash acquired	(149,485)	(236)
Purchases of property, equipment and real estate	(31,319)	(28,275)
Proceeds from sale of property, equipment and real estate	3,280	1,919
Other investing activities	—	4
Net cash used in investing activities	(135,076)	(16,262)
Cash flows from financing activities
Proceeds from revolving line of credit	293,183	—
Repayments of proceeds from revolving line of credit	(208,637)	—
Borrowings under other notes	2,491	9,991
Principal payments on other notes	(6,081)	(5,999)
Secured borrowings	767	—
Tax benefits related to stock based compensation	—	1,014
Purchase of treasury stock	(1,454)	(1,607)
Payments for debt issuance costs	(3,567)	(10)
Payments on capital lease obligations	(4,542)	(3,813)
Net cash provided by (used in) financing activities	72,160	(424)
Net (decrease) increase in cash and cash equivalents	(62,173)	14,046
Cash and cash equivalents
Beginning of period	63,262	49,216
End of period	$1,089	$63,262

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three Months Ended December 31, 2015		Three Months Ended December 31, 2014
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$78,648	15.4%	$47,041	15.1%	67.2%
Lumber & sheet goods	140,586	27.6%	95,817	30.7%	46.7%
Millwork, doors & windows	152,972	30.0%	86,029	27.6%	77.8%
Other building products & services	137,956	27.0%	82,961	26.6%	66.3%
Total net sales	$510,162	100.0%	$311,848	100.0%	63.6%

	Year Ended December 31, 2015		Year Ended December 31, 2014
(in thousands)	Net Sales	% of Sales	Net Sales	% of Sales	% Change
Structural components	$249,371	15.8%	$205,036	15.6%	21.6%
Lumber & sheet goods	459,446	29.1%	428,084	32.6%	7.3%
Millwork, doors & windows	442,675	28.1%	328,063	25.0%	34.9%
Other building products & services	425,254	27.0%	350,315	26.8%	21.4%
Total net sales	$1,576,746	100.0%	$1,311,498	100.0%	20.2%

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(unaudited)

Adjusted net sales is defined as (i) BMC Stock net sales plus (ii) pre-Merger SBS net sales. Adjusted gross profit is defined as (i) BMC Stock gross profit plus (ii) pre-Merger SBS gross profit plus (iii) inventory step-up charges. Adjusted EBITDA is defined as (i) BMC Stock net income (loss) plus (ii) pre-Merger SBS income (loss) from continuing operations plus (iii) including pre-Merger results of SBS, interest expense, income tax expense, depreciation and amortization, Merger-related costs, inventory step-up charges, non-cash stock compensation expense, headquarters relocation expense, insurance deductible reserve adjustments and other items. Adjusted net income is defined as (i) BMC Stock net income (loss) plus (ii) pre-Merger SBS income (loss) from continuing operations, plus (iii) including pre-Merger results of SBS, Merger-related costs, inventory step-up charges, non-cash stock compensation expense, headquarters relocation expense, insurance deductible reserve adjustments and other items, and after tax effecting those items plus (iv) income tax benefits recognized during the fourth quarter of 2015 as described further in footnote (g) to the Reconciliation of GAAP to Non-GAAP Measures table below. Adjusted net debt is defined as (i) long-term debt and capital lease obligations, including current and long-term portions, plus (ii) interest payable less (iii) cash and cash equivalents, and includes the pre-Merger SBS balances where applicable. Adjusted net sales, Adjusted gross profit, Adjusted EBITDA, Adjusted net income and Adjusted net debt are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. We believe that Adjusted net sales, Adjusted gross profit, Adjusted EBITDA, Adjusted net income and Adjusted net debt provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and operating results. Our management uses Adjusted net sales, Adjusted gross profit, Adjusted EBITDA, Adjusted net income and Adjusted net debt to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. Adjusted net sales, Adjusted gross profit, and Adjusted EBITDA is used in monthly financial reports prepared for management and our board of directors. We believe that the use of Adjusted net sales, Adjusted gross profit, Adjusted EBITDA, Adjusted net income and Adjusted net debt provide additional tools for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other distribution and retail companies, which may present similar non-GAAP financial measures to investors. However, our calculation of Adjusted net sales, Adjusted gross profit, Adjusted EBITDA, Adjusted net income and Adjusted net debt are not necessarily comparable to similarly titled measures reported by other companies. Our management does not consider Adjusted net sales, Adjusted gross profit, Adjusted EBITDA, Adjusted net income or Adjusted net debt in isolation or as alternatives to financial measures determined in accordance with GAAP. The principal limitation of Adjusted gross profit, Adjusted EBITDA and Adjusted net income is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. Some of these limitations are: (i) Adjusted EBITDA and Adjusted net income do not reflect changes in, or cash requirements for, our working capital needs; (ii) Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt; (iii) Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes; (iv) Adjusted EBITDA and Adjusted net income do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; (v) although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA and Adjusted net income do not reflect any cash requirements for such replacements and (vi) Adjusted EBITDA and Adjusted net income do not consider the potentially dilutive impact of issuing non-cash stock-based compensation. In order to compensate for these limitations, management presents Adjusted net sales, Adjusted gross profit, Adjusted EBITDA, Adjusted net income and Adjusted net debt in conjunction with GAAP results. You should review the reconciliations of net sales to Adjusted net sales, gross profit to Adjusted gross profit, net income (loss) to Adjusted EBITDA and Adjusted net income, and debt to Adjusted Net debt below, and should not rely on any single financial measure to evaluate our business.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

The following is a reconciliation of net sales to Adjusted net sales, gross profit to Adjusted gross profit and net (loss) income to Adjusted EBITDA and Adjusted net income.

	Three Months Ended December 31,
(in thousands, except per share amounts)	2015	2014
Net sales	$510,162	$311,848
SBS net sales (a)	217,650	317,087
Adjusted net sales	$727,812	$628,935

Gross profit	$113,794	$72,122
SBS gross profit (a)	51,522	75,806
Inventory step-up charges (b)	10,285	—
Adjusted gross profit	$175,601	$147,928

Adjusted gross profit %	24.1%	23.5%

Net (loss) income	$(7,442)	$3,950
SBS (loss) income from continuing operations (a)	(3,564)	2,982
Interest expense (c)	7,558	7,568
Income tax expense (benefit) (c)	(15,139)	3,155
Depreciation and amortization (c)	12,586	7,758
Merger-related costs (c)	29,306	—
Inventory step-up charges (b)	10,285	—
Non-cash stock compensation expense (c)	881	1,631
Headquarters relocation (d)	1,054	971
Insurance deductible reserve adjustments and fire casualty loss (e)	1,967	(143)
Other items (c), (f)	326	634
Adjusted EBITDA	$37,818	$28,506

Net (loss) income	$(7,442)	$3,950
SBS (loss) income from continuing operations (a)	(3,564)	2,982
Merger-related costs (c)	29,306	—
Inventory step-up charges (b)	10,285	—
Non-cash stock compensation expense (c)	881	1,631
Headquarters relocation (d)	1,054	971
Insurance deductible reserve adjustments and fire casualty loss (e)	1,967	(143)
Tax benefit from NOL adjustments (g)	(8,054)	—
Other items (c), (f)	326	634
Tax effect of adjustments to net income (h)	(13,398)	(1,175)
Adjusted net income	$11,361	$8,850

Diluted weighted average shares used to calculate Adjusted net income per diluted share (i)	65,857	65,810
Adjusted net income per diluted share	$0.17	$0.13

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures (continued)
(unaudited)

(a)	Represents pre-Merger net sales, gross profit and (loss) income from continuing operations for SBS for October and November of 2015 and the full fourth quarter of 2014.
(b)	Represents $10.3 million of expense incurred during the fourth quarter of 2015 in relation to the sell-through of SBS inventory which was stepped up in value in connection with the Merger.
(c)	Includes pre-Merger expense (benefit) for SBS for October and November of 2015 and the full fourth quarter of 2014.
(d)	Represents expenses to relocate BMC's headquarters to Atlanta, Georgia.
(e)
Represents (i) adjustments to deductible reserves for workers compensation, general liability, automobile and construction claims incurred prior to BMC's restructuring and (ii) a casualty loss related to a fire at one of the Company’s facilities.

(f)	Primarily represents severance expense, acquisition costs and expenses related to closed locations.
(g)
Represents income tax benefit recognized during the three months ended December 31, 2015 in relation to the adoption of a tax position which increases the Company’s federal and state net operating loss (“NOL”) deductions and carryforwards, which are subject to change of control limitations under Internal Revenue Code Section 382.

(h)
The tax effect of adjustments to net income was based on the respective transactions’ income tax rate, which was 38.0% for the three months ended December 31, 2015 and 2014. The tax effect of adjustments to net income for the three months ended December 31, 2015 excludes approximately $8.6 million of non-deductible Merger-related costs and the tax benefit described in footnote (g) above.

(i)	Diluted weighted average shares used to calculate Adjusted net income per diluted share were calculated assuming the Merger closed on the first day of each quarterly period presented.

The following is a reconciliation of the BMC Stock balance sheet amounts and the pre-merger SBS balance sheet amounts that comprise Adjusted net debt.

	December 31, 2015	September 30, 2015
Interest payable	$6,882	$978
Current portion of long-term debt and capital lease obligation	10,129	7,417
Long-term debt	405,085	358,881
Long-term portion of capital lease obligation	16,495	5,074
Less: Cash and cash equivalents	(1,089)	(3,492)
SBS current portion of capital lease obligation	—	3,306
SBS long-term debt	—	76,464
SBS long-term portion of capital lease obligation	—	12,217
Less: SBS cash and cash equivalents	—	(5,382)
Adjusted net debt	$437,502	$455,463